Exhibit 99.7
                                                                    ------------

                       [FORM OF EXCHANGE AGENT AGREEMENT]

                                 _________, 200_

                          Bank One Trust Company, N.A.
                        One North State Street, 9th Floor
                             Chicago, Illinois 60602
                              Attention: Exchanges

Ladies and Gentlemen:

      Allegheny Energy Supply Company, LLC (the "Company"), proposes to make an offer (the "Exchange Offer") to exchange up to $400,000,000 of its 7.80% notes due 2011, which have been registered under the Securities Act of 1933 (the "New Notes"), for up to $400,000,000 of its unregistered 7.80% notes due 2011 (the "Old Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated _____________ (the "Prospectus"), proposed to be distributed to all record holders of the Old Notes. The Old Notes and the New Notes are collectively referred to herein as the "Notes".

     The Company hereby appoints Bank One Trust Company, N.A. to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to Bank One Trust Company, N.A. The Exchange Offer is expected to be commenced by the Company on or about ________________. The Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program ("ATOP") of the Book-Entry Transfer Facility (as defined below) is to be used by the holders of the Old Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Notes tendered in connection therewith.

     The Exchange Offer shall expire at 5:00 p.m., New York City time, on ______________,200_ or on such subsequent date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before 5:00 p.m., New York City time, on the previously scheduled Expiration Date.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not therefore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in Prospectus under the caption ("The Exchange Offer -- Conditions to the Exchange Offer"). The Company will give oral (promptly confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable. In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

          1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

          2. You will establish a book-entry account with respect to the Old Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

          3. You are to examine each of the Letters of Transmittal and certificates for Old Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; and (ii) the Old Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected.

          4. With the approval of the Chief Executive Officer, President, Executive Vice President, any Senior Vice President or Vice President of the Company (such approval, if given orally, to be promptly confirmed in writing) or any other party designated in writing, by such an officer, you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.

          5. Tenders of Old Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer -- Procedures for Tendering", and Old Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

         Notwithstanding the provisions of this Section 5, Old Notes which the Chief Executive Officer, President, Executive Vice President, any Senior Vice President or Vice President of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

          6. You shall advise the Company with respect to any Old Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Notes.

          7. You shall accept tenders:

               (a) in cases where the Old Notes are registered in two or more names, only if signed by all named holders;

               (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity, only when proper evidence of his or her authority so to act is submitted; and

               (c) from persons other than the registered holder of Old Notes, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

     You shall accept partial tenders of Old Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Notes to the registrar for split-up and return any untendered Old Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

          8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Notes properly tendered and you, on behalf of the Company, will exchange such Old Notes for New Notes and cause such Old Notes to be cancelled and delivered to the Company. Delivery of New Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of the corresponding series of Old Notes tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Old Notes by the Company; provided, however, that in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other required documents. You shall issue New Notes only in denominations of $1,000 or any integral multiple thereof.

          9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

          10. The Company shall not be required to exchange any Old Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Old Notes tendered shall be given (if given orally, to be promptly confirmed in writing) by the Company to you.

          11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the captions "The Exchange Offer -- Terms of the Exchange Offer" or "The Exchange Offer -- Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

          12. All certificates for reissued Old Notes, unaccepted Old Notes or for New Notes shall be forwarded by first-class mail.

          13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

          14. As Exchange Agent hereunder you:

               (a) shall not be liable for any action or omission to act unless the same constitutes your own gross negligence, willful misconduct or bad faith, and in no event shall you or the Company be liable to a securityholder, the Company or you, as the case may be, or any third party for special, indirect or consequential damages, or lost profits, arising in connection with this Agreement;

               (b) shall have no duties or obligations with respect to the subject matter of this Agreement other than those specifically set forth herein or as may be subsequently agreed to in writing between you and the Company;

               (c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

               (d) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity satisfactory to you;

               (e) may conclusively rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and believed by you to be genuine and to have been signed or presented by the proper person or persons;

               (f) may act upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by the proper person or persons;

               (g) may conclusively rely on and shall be protected in acting upon written or oral instructions from any authorized officer of the Company or from Company's counsel;

               (h) may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

               (i) shall not advise any person tendering Old Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Notes.

          15. You shall take such action as may from time to time be requested by the Company (and such other action as you may deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents on your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Mr. Gregory L. Fries.

          16. You shall advise by facsimile transmission Mr. Gregory L. Fries. (at facsimile number 301-655-2746), and such other person or persons as the Company may reasonably request, weekly (and more frequently during the week immediately preceding the Expiration Date if requested) up to and including the Expiration Date, as to the number of Old Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received in the form attached hereto as Exhibit A. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons as the Company may request upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Notes tendered, the aggregate principal amount of Old Notes accepted and deliver said list to the Company.

          17. Each Letter of Transmittal, Old Note and any other documents received by you in connection with the Exchange Offer shall be stamped by you to show the date of receipt (or if Old Notes are tendered by book-entry delivery, such form of record keeping of receipt as is customary for tenders through ATOP) and, if defective, the date and time the last defect was cured or waived by the Issuer. You shall cancel certificated Old Notes. You shall retain all Old Notes and Letters of Transmittal and other related documents or correspondence received by Exchange Agent until the Expiration Date. You shall return all such material to Issuer as soon as practicable after the Expiration Date.

     You are authorized and directed to cancel all Old Notes received by you upon delivering the New Notes to tendering holders of the Old Notes as provided herein. You shall maintain a record as to which Old Notes have been exchanged pursuant to Section 8 hereof.

          18. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto. The provisions of this section shall survive the termination of this Agreement.

          19. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal, attached hereto as Exhibit B, and the Notice of Guaranteed Delivery, attached hereto as Exhibit C. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent.

          20. The Company covenants and agrees to fully indemnify and hold you harmless against any and all loss, liability, cost or expense, including attorneys' fees and expenses, incurred without gross negligence or willful misconduct on your part, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Notes believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Notes. In each case, the Company shall be notified by you, by letter or facsimile transmission, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit, and so long as you have not determined, in your reasonable judgment after consultation with independent counsel, that a conflict of interest exists between you and the Company. The provisions of this section shall survive the termination of this Agreement.

          21. You shall comply with all requirements under the tax laws of the United States imposed with respect to the activities performed by you pursuant to this Agreement, including requirements to report certain information to the IRS and the holders, to backup withhold, to turn withheld amounts over to the IRS and to retain records.

          22. You shall notify the Company in a timely manner regarding any transfer taxes that are payable in respect of the exchange of Old Notes of which you became aware.

          23. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

          24. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

          25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

            27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

                           If to the Company:

                           Allegheny Energy Supply Company, LLC
                           10435 Downsville Pike
                           Hagerstown, Maryland 21740-1766
                           Telephone:       301-655-2713
                           Facsimile:  301-655-2746
                           Attention:  Mr. Gregory L. Fries

                           If to the Exchange Agent:

                           Bank One Trust Company, N.A.
                           One North State Street, 9th Floor
                           Chicago, Illinois 60602
                           Telephone:       (800) 524-9472
                           Facsimile:  (312) 407-8853
                           Attention:  Exchanges

          28. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 18 and 20 shall survive the termination of this Agreement until the expiration of the applicable statute of limitations. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Notes, funds or property then held by you as Exchange Agent under this Agreement.

          29. This Agreement shall be binding and effective as of the date hereof.

     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                     Allegheny Energy Supply Company, LLC


                                     By:---------------------------------
                                        Name:
                                        Title:


Accepted as of the date first above written:

Bank One Trust Company, N.A.,
as Exchange Agent


By:
         --------------------------------------------
         Name:
         Title:

EXHIBIT A

                                           Date:
                                                  ----------------------------


ALLEGHENY ENERGY SUPPLY COMPANY, LLC
BY FAX:  301-655-2746

        Re:       Notice of Tenders

With respect to Section 16 of the Exchange Agent Agreement, dated as of _______________, 2001, we confirm the following information as of the date hereof:

     1.   Principal amount of Old Notes tendered during the past week:
          $____________________

     2. Principal amount of Old Notes referred to in paragraph 1. above regarding which Exchange Agent questions validity of the tender:
          $____________________

     3. Aggregate principal amount of Old Notes tendered since the Exchange Offer began as to which Exchange Agent questions the validity of the tender: $___________________.

     4. Principal amount of Old Notes remaining unpresented (based on $______________ total Old Notes): $__________________

     5. Total aggregate principal amount of Old Notes validly tendered since the Exchange Offer began: $_____________________

                          Bank One Trust Company, N.A.,
                          as Exchange Agent


                          By: ------------------------------------------------
                              Name
                              Title:

EXHIBIT B
Prospectus and Letter of Transmittal

EXHIBIT C
Notice of Guaranteed Delivery

                                   SCHEDULE I
                         COMPENSATION OF EXCHANGE AGENT:

             THE GREATER OF $5,000 OR $150 PER LETTER OF TRANSMITTAL
                        PLUS $500 PER EXTENSION OF OFFER
                 PLUS OUT-OF POCKET EXPENSES, INCLUDING, WITHOUT
                      LIMITATION, LEGAL FEES AND EXPENSES.

                                                                    Schedule 1.1
                                                                    ------------

                      ALLEGHENY ENERGY SUPPLY COMPANY, LLC

                        VALUATION AND QUALIFYING ACCOUNTS
                 FOR THE YEARS ENDING DECEMBER 31, 2000 AND 1999


Allowance for uncollectible
accounts:

                                    COLUMN A             COLUMN B               COLUMN C         COLUMN D              COLUMN E
                                    Balance at                                  Charged to
                                    Beginning of         Charged to Costs       Other                                  Balance at
Description                         Period               and Expenses           Accounts(A)      Deductions(B)         End of Period
-----------                         ------------         ----------------       ----------       ------------          -------------
Allowance for
  uncollectible accounts:

Year ended                           $1,137,010             $4,780,341              $0              $141,029            $5,776,322
12/31/00

Year ended                           $  807,205             $  329,805              $0              $      0            $1,137,010
12/31/99

(A) Recoveries

(B) Uncollectible accounts charged off.

                                                                    Schedule 1.2
                                                                    ------------

To Allegheny Energy, Inc., the Sole Member of
Allegheny Energy Supply Company, LLC

Our audits of the consolidated financial statements referred to in our report dated February 12, 2001 appearing in this Registration Statement also included an audit of the financial statement schedule listed as Schedule 1.1 to this Registration Statement. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
February 12, 2001